Logo appears here



Corporate Headquarters
711-2 Koehler Avenue
Ronkonkoma, NY  USA 11779-7410
Tel: 631-981-9700
Fax: 631-981-9751
E-Mail: info@lakeland.com
Internet: http://www.lakeland.com

Lakeland Limited-Use and Chemical
Protective Clothing Customer Service
800-645-9291
Tel: 256-350-3873
Fax: 256-350-0773
Email: sales@lakeland-ind.com

Hand/Arm Protection Division
Customer Service
800-886-8010
Tel: 256-351-9126
Fax: 256-353-9463

Woven Clothing Division
Customer Service
800-933-0115
Tel: 219-929-5536
Fax: 219-929-5562

Fire Protective Clothing Division
Customer Service
800-645-9291
Tel: 256-350-3107
Fax: 256-350-3011

Lakeland Protective Wear Inc. Canada
5109 Harvestor Road
Unit B-7
Burlington, Ontario L7L5Y9
800-489-9131
Tel: 905-634-6400
Fax: 905-634-6611May 9, 2003







Dear Stockholder,

I am pleased to extend to you my personal invitation to attend the 2003 Annual Meeting of Stockholders of Lakeland Industries, Inc. (the "Company") on Wednesday, June 18, 2003 at 9:30 a.m. at the Holiday Inn, 3845 Veterans Memorial Highway, Ronkonkoma, NY 11779.

The accompanying Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's performance for its fiscal year ended January 31, 2003 and its plans for the current fiscal year. Certain members of the Company's Board of Directors and officers of the Company, as well as a representative of PricewaterhouseCoopers LLP, the Company's independent auditors, will be available to answer any questions you may have, or to make a statement if they wish to.

While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure your shares are represented. I urge you therefore to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                                                      Sincerely,




                                             /s/ Raymond J. Smith
                                             President and Chairman of the Board

                            LAKELAND INDUSTRIES, INC.

                                    NOTICE OF

                       2003 ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                  June 18, 2003


TO THE STOCKHOLDERS OF LAKELAND INDUSTRIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lakeland Industries, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 18, 2003 at 9:30 a.m. at the Holiday Inn, 3845 Veterans Memorial Highway, Ronkonkoma, NY 11779 for the following purposes:

     1. To elect two Class II members and one Class I member of the Board of Directors, and

     2. To ratify the appointment of PricewaterhouseCoopers LLP, as the Company's independent public accountants for fiscal years 2003 and 2004, and

     3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 25, 2003 will be entitled to notice and to vote at the meeting. Only stockholders of record at the close of business on the date above will be entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting of Stockholders will be open for examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten (10) days before the Meeting at the offices of the Company located at 711-2 Koehler Ave., Ronkonkoma, NY 11779.



May 9, 2003

                       BY ORDER OF THE BOARD OF DIRECTORS

                         Christopher J. Ryan, Secretary

     Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                            LAKELAND INDUSTRIES, INC.

                                 711-2 Koehler Ave.

                           Ronkonkoma, New York 11779

                                 (631) 981-9700

                                 PROXY STATEMENT

                       2003 Annual Meeting of Stockholders

                                  June 18, 2003

                               GENERAL INFORMATION
                               -------------------


     This Proxy Statement and the accompanying Proxy Card are furnished in connection with the solicitation by the Board of Directors of Lakeland Industries, Inc. (the "Company") of proxies from the holders of the Company's $.01 par value Common Stock (the "Common Stock") for use at the 2003 Annual Meeting of Stockholders to be held on June 18, 2003, and at any adjournment thereof (the "Annual Meeting").

     This Proxy Statement, the Notice of Annual Meeting of Stockholders, the Proxy Card and the Company's 2003 Form 10-K (which includes the Company's Annual Report to Stockholders) are first being sent to the Company's stockholders on or about May 9, 2003

                            About the Annual Meeting

What is the purpose of the Annual Meeting?

     At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company's management will report on the performance of the Company during fiscal 2003 and respond to appropriate questions from stockholders.

Who is entitled to vote?

     Only stockholders of record at the close of business on the record dated, April 25, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 2,972,407 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain and vote a proxy from the institution that holds their shares. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to "street name" stockholders.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

o for election of the nominated slate of 2 Class II directors and 1 Class I director (see page 4), and
o to ratify the appointment of PricewaterhouseCoopers LLP, as the Company's independent public accountants for the fiscal year ending January 31, 2003 and 2004.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Who will bear the costs of soliciting proxies for the Annual Meeting?
The Cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Company by broker, nominees, custodians, and other similar parties.

               VOTING SECURITIES AND STOCK OWNERSHIP OF OFFICERS,
                      DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of April 25, 2003, with respect to beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially more than 5% of the Common Stock, each director and nominee for director of the Company and all directors and officers of the Company as a group. All persons listed have sole voting and investment power with respect to their shares of Common Stock. All share amounts have been adjusted for the 1 for 10 stock distribution to shareholders of record on July 31, 2002.

         Name and Address             Number of Common              Percent of
         Beneficial Owner         Shares Beneficially Owned          of Class
         ----------------         -------------------------          --------

         Raymond J. Smith                603,130                       18.5%
         711-2 Koehler Ave.
         Ronkonkoma, NY 11779

         Christopher J. Ryan             265,845 (1) (5)                8.1%
         711-2 Koehler Ave.
         Ronkonkoma, NY 11779

         John J. Collins, Jr.            125,620 (2)                    3.8%

         Eric O. Hallman                  46,750 (2)                    1.4%

         Name and Address                Number of Common             Percent of
         Beneficial Owner             Shares Beneficially Owned        of Class
         ----------------             -------------------------        --------

         Walter J. Raleigh                   8,800 (3)                   .3%

         All officers and directors
         as a group (7 persons)          1,060,980 (4) (5)             32.5%

         Mr. & Mrs. Luis Hernandez and     185,900                      6.3%
         Anthony Hernandez
         3069 Misty Harbor
         Las Vegas, NV 89117

-------
Included in the above are fully exercisable options to purchase the Company's common stock, as follows:

(1)  4,455 shares granted on January 1, 1994;

(2) 1,100 shares granted on June 18, 1997 and 1,100 shares granted on June 21, 2000 to each of Mr. Hallman and Mr. Collins;

(3)  1,100  shares  granted on June 17, 1998 and 1,100  shares  granted June 20,
     2001;

(4)  11,055 shares granted between January, 1, 1994 and June 21, 2001;

(5)  Mr. Ryan disclaims beneficial ownership of 11,000 shares owned by his wife.

Proposal 1 -

                             ELECTION OF DIRECTORS
                             ---------------------

     The Company's Certificate of Incorporation provides for three classes of directors with staggered terms of office and provides that upon the expiration of the terms of office for a class of directors, nominees for each class shall be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company's Certificate of Incorporation and its By-Laws also provide that each class of directors shall be nearly equal in number as possible and consistent with this rule that the Board shall allocate such newly created directorships to that of the available classes whose term of office is due to expire at the earliest date following such allocation. Thus Mr. Michael Cirenza has been nominated unanimously by the current Board of Directors to be a Class I nominee for the Board of Directors subject to approval by the Stockholders. The Company currently has one Class I director, two Class II directors and two Class III directors. At the 2003 Annual Meeting there are two nominees for director in Class II and one nominee for director in Class I. The incumbent Class III and Class I directors have one year and two years, respectively, remaining on their terms of office.

     The Company has no reason to believe that the nominees will be disqualified or unable to serve, or will refuse to serve if elected. However, if a nominee is unable or unwilling to accept election, the proxies will be voted for such substitute as the Board of Directors may select. It is intended that the shares represented by proxies will be voted, in the absence of contrary instructions, for the election as director of the nominees for Class II named in the following table. The Board of Directors has nominated and Management recommends the election of the persons listed in the following table as Class II directors, and recommends the election of the person listed in the following table as a new Class I director. The table also sets forth the names of the two directors in Class III and the one director in Class I whose terms of office have not expired, their ages, their positions with the Company and the period each has served as a director of the Company. There are no family relationships among the Board members.


                                            Position
                                            With the                    Director
         Name                       Age     Company                      Since
         -----------------------------------------------------------------------
                        NOMINEES FOR DIRECTOR - CLASS II
               Nominee for Three Year Term Expiring in June, 2006
               --------------------------------------------------

         John J. Collins, Jr.       60      Director                      1986
         Eric O. Hallman            59      Director                      1982

                        INCUMBENT DIRECTORS - CLASS III
               One years remaining on Term Expiring in June, 2004
               --------------------------------------------------

         Raymond J. Smith           64      Chairman of the Board,        1982
                                            President and Director

         Walter J. Raleigh          75       Director                     1991

                             INCUMBENT DIRECTOR AND
                         NOMINEE FOR DIRECTOR - CLASS I
               Two years remaining on Term Expiring in June, 2005
               --------------------------------------------------

         Christopher J. Ryan        51      Executive Vice President,     1986
                                            General Counsel, Secretary
                                            and Director

         Michael E. Cirenza         47      Director                      2003

     The principal occupations and employment of the nominees for director and for the directors continuing in office are set forth below:

     John J. Collins, Jr. was Executive Vice President of Chapdelaine GSI, a government securities firm from 1977 to January 1987. He was Senior Vice President of Liberty Brokerage, a government securities firm between January 1987 and November 1998. Presently, Mr. Collins is self-employed, managing a direct investment portfolio of small business enterprises for his own accounts. Eric O. Hallman has been a director of the Company since its incorporation. He was President of Naess Hallman Inc., a ship brokering firm, between 1974 and 1991. Mr. Hallman was also affiliated between 1991 and 1992 with Finanshuset (U.S.A.), Inc., a ship brokering and international financial services and consulting concern, and was an officer of Sylvan Lawrence, a real estate development company, between 1992 and 1998. Mr. Hallman between 1998-2000 was President of PREMCO, a real estate management company and currently is Comptroller of the law firm, Murphy, Bartol & O'Brien, LLP.

Michael E. Cirenza Cirenza has been the Executive Vice President and Chief Financial Officer of Consac Industries, Inc., a manufacturer and distributor of vitamins and nutritional supplements, since September 2002. Mr. Cirenza was the Chief Financial Officer and Chief Operating Officer of Resilien, Inc., an independent distributor of computers, components and peripherals from January 2000 to September 2002. He was an Audit Partner with the international accounting firm of Grant Thornton LLP from August 1993 to January 2000 and an Audit Manager with Grant Thornton LLP from May 1989 to August 2000. Mr Cirenza was employed by the international accounting firm of Price Waterhouse from July 1980 to May 1989. Mr. Cirenza is a Certified Public Accountant in the State of New York and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Raymond J. Smith, a co-founder of the Company, has been Chairman of the Board of Directors and President since its incorporation in 1982.

     Walter J. Raleigh is a director of CMI Industries, Inc., the successor company to Clinton Mills, Inc. and was president of Clinton Mills Sales, Co. Division, N.Y. from 1974 to 1995. Clinton Mills was a textile manufacturer of woven fabrics. Mr. Raleigh retired from Clinton Mills in 1995 and was a Senior
Adviser to CMI Industries, Inc. between 1995-2000. Mr. Raleigh is a former director of Kerry Petroleum Company, an oil and gas development company.

     Christopher J. Ryan has served as Executive Vice President Finance and director since May, 1986 and Secretary since April 1991and General Counsel since February 2000. From October 1989 until February 1991 Mr. Ryan was employed by Sands Brothers and Rodman & Renshaw, Inc., both investment banking firms. Prior to that, he was an independent consultant with Laidlaw Holding Co., Inc., an investment banking firm, from January 1989 until September 1989. From February, 1987 to January, 1989 he was employed as the Managing Director of Corporate Finance for Brean Murray, Foster Securities, Inc. He was employed from June, 1985 to March, 1986 as a Senior Vice President with the investment banking firm of Laidlaw Adams Peck, Inc., a predecessor firm to Laidlaw Holdings, Inc

     During the year ended January 31, 2003, the Board of Directors of the Company met two times, and four of the five members of the Board of Directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period when he was a director, and (2) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods when he served).

Potential Anti-Takeover Effect

     The Board of Directors has the authority, without further approval of the Company's shareholders, to issue preferred shares (the "Preferred Shares") having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. In addition, the Company is subject to Delaware statutes regulating business combinations, takeovers and control share acquisitions which might hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Shares when issued and the Delaware statutes regulating business combinations, takeovers and control share acquisitions can have a depressive effect on the market price of the Company's securities and can limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids.

     The Directors of the Company serve staggered three-year terms. The Company's Restated Certificate of Incorporation sets forth a provision that requires certain business combinations to be approved by at least 66.66% of the Company's voting securities, unless 66.66% of the members of the Board of Directors have approved the transaction, and require approval of holders of 66.66% of the Company's voting shares to amend these provisions. In addition, the shareholders have authorized an Employee Stock Ownership Plan ("ESOP"). In the past, other companies have used similar plans to hinder or prevent a takeover situation. The Company has also entered into employment contracts with certain executive officers providing for lump sum payments of contracted salaries pursuant to various formulas, should there be a change in control of the Company. These factors could have an anti-takeover effect by making it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock held by the Company's shareholders.

Committees of the Board of Directors are as follows:

     1- The Audit Committee was formed in September, 1987 and is responsible for recommending to the Board of Directors the appointment of independent auditors for the fiscal year, reviewing with the independent auditors the scope of their proposed and completed audits, reviewing the Company's financial management, its independent auditors and other matters relating to audits and the adequacy of the Company's internal control structure. The committee members are: John J. Collins, Jr., Eric O. Hallman, and Walter J. Raleigh. Mr. Michael Cirenza will be added to this committee subsequent to his election at the 2003 Annual Meeting of Stockholders.

     2- The Stock Option and Compensation Committee is responsible for evaluating the performance of the Company's management, fixing or determining the method of fixing compensation of the Company's salaried employees, administering the Company's Stock Option and 401K Plans, and reviewing significant amendments to a subsidiary's employee pension benefit plan. The Committee also, in conjunction with the Chief Executive Officer, considers the qualifications of prospective Directors of the Company and, as vacancies occur, recommends nominees to the Board of Directors. The Stock Option and Compensation Committee (which also functions as a nominating committee for nominations to the Board) will consider nominees to the Board recommended by stockholders. Such recommendations must be in writing and sent to the Secretary of the Company no later than January 31st of the year in which the Annual Meeting is to be held, accompanied by a brief description of the proposed nominee's principal occupation and his or her other qualifications which, in the stockholder's opinion, make such person a suitable candidate for nomination to the Board. This Committee met three times during the year ended January 31, 2003. The committee members are: John J. Collins, Jr., Eric O. Hallman, and Walter J. Raleigh.

Compensation Committee Interlocks and Insider Participation

     Members of the Stock Option and Compensation Committee are outside directors who do not serve in any other capacity with respect to the Company or any of its subsidiaries. Messrs. Collins and Hallman are partners of POMS Holding Co. and Messrs. Collins, Hallman and Raleigh are partners of River Group Holding Co., LLP, and An Qiu Holding Co., LLC. See "Certain Relationships and Related Transactions".

                               CHANGE IN AUDITORS

     On October 29, 2002, the Board of Directors, on the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending January 31, 2003 and dismissed Grant Thornton LLP ("GT"). GT's report on the financial statements of the Company for fiscal 2002 did not contain any adverse opinion or disclaimer of opinion nor was it in any way qualified or modified as to uncertainty, audit scope or accounting principles.

     The decision to change accountants was recommended by and approved by the Audit Committee of the Board of Directors and the full Board as well.

     During fiscal 2002, and the interim period preceding the dismissal, there were no disagreements between the Company and GT on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure. The Company has never been advised by GT that internal controls necessary for the Company to develop reliable financial statements do not exist or that any information has come to the attention of GT which would have caused it not to be able to rely on management's representations or that has made GT unwilling to be associated with the financial statements prepared by management. GT has not advised the Company of any need to significantly expand the scope of its audit or that information has come to their attention that upon further investigation may materially impact on the fairness or reliability of a previously issued audit report or financial statements issued or which would cause them to be unwilling to rely on management's representations or be associated with the Company's financial statements.

     GT has not advised the Company of any information which they concluded materially impacts upon the fairness or reliability of either a previously issued audit report, underlying financial statements or the financial statements issued or to be issued since the last financial statements covered by an audit report.

                         REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

During fiscal 2001, the Audit Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board of Directors on June 21, 2000. The complete text of the new charter, which reflects standards set forth in the regulations of the Securities and Exchange Commission ("SEC") and NASDAQ Stock Exchange rules, is reproduced in Appendix A to this Proxy Statement.
As set forth in more detail in the charter, the Audit Committee's primary duties and responsibilities fall into three broad categories:

 o first, the Committee
will serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

 o second, the Committee
is responsible for reviewing and appraising the audit efforts of the Company's independent accountants and internal auditing department; this includes matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

o third, to provide an open
avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met seven times during fiscal 2003.

In overseeing the preparation of the Company's financial statements, the Committee met with both management who has the primary responsibility for the financial statements, the reporting process and the systems of internal control, and the Company's outside auditors who are responsible for expressing an opinion on the conformity of the Company's audited financial statements under generally accepted auditing standards, to review and discuss all financial statements under generally accepted auditing standards, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards Nos. 61 and 90, "Communication With Audit Committees".

With respect to the Company's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Committee and received written disclosure and the letter from the independent auditors as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The current members of the Audit Committee meet the independence and experience requirements set forth in Rule 4200 (a) (15) of the listing standards of the National Association of Security Dealers, Inc.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

                              THE AUDIT COMMITTEE:
                              --------------------

                              John J. Collins, Jr.

                                Eric O. Hallman

                               Walter J. Raleigh

Fees billed to the Company by PricewaterhouseCoopers LLP for the year ended January 31, 2003:

Audit Fees:

     Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements as of and for the year ended January 31, 2003 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $89,000, of which an aggregate amount of $37,000 has been billed through January 31, 2003.

Financial Information Systems Design and Implementation Fees:

     During the year ended January 31, 2003, PricewaterhouseCoopers LLP rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees:

     In addition to the fees described above, aggregate fees of $30,140 were billed by PricewaterhouseCoopers LLP during the year ended January 31, 2003, primarily for the following professional services:

         Audit related services                               $ -0-
         Income tax compliance and related tax services       $ -0-
         Other                                                $30,140

Respectfully submitted,

AUDIT COMMITTEE

                            RATIFICATION OF AUDITORS
                             (Item 2 on Proxy Card)

     The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm PricewaterhouseCoopers LLP (hereinafter referred to as "PWC") as the Company's independent public accountants for the fiscal year ending January 31, 2003 and 2004 and recommends that the stockholders vote `FOR" ratification of such appointment. It is expected that a representative of PWC will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of PWC as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Board is submitting the appointment of PWC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and in the best interests of the Company's stockholders.

     Ratification of the appointment of auditors requires a majority of the votes cast thereon. Abstentions with respect to this proposal have the same effect as a vote against the proposal. Broker non-votes with respect to this proposal will not be counted with regard to this proposal.

     The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of PWC as the Company's independent public accountants.

                       COMPENSATION OF EXECUTIVE OFFICERS
                       ----------------------------------

     The table below sets forth all salary, bonus and all other compensation paid to the Company's chief executive officer and each of the Company's other executive officers (who earned more than $100,000 per year in salary and bonus) for the years ended January 31, 2003, 2002 and 2001:




     Name and                                                        All Other
     Principal Position                 Year    Salary     Bonus    Compensation
     ------------------                 ----    ------     -----    ------------

     Raymond J. Smith,                  2003   $262,500   $82,500    $22,242
     Chairman, President and CEO        2002    262,500         0      7,289
                                        2001    262,500    62,500      7,767

     Christopher J. Ryan,               2003   $215,000   $40,300     $8,927
     Executive V.P., General Counsel    2002    215,000         0      8,548
     and Secretary                      2001    215,000         0      8,282

     Harvey Pride, Jr.                  2003   $135,000   $24,800     $4,503
     Vice President-                    2002    135,000         0      3,606
     Manufacturing                      2001    135,000         0      3,923

     James M. McCormick                 2003   $135,000   $31,000     $5,259
     VP - Treasurer                     2002    135,000         0      4,372
                                        2001    135,000     8,000      4,574


     There are four executive officers with salary and bonus individually exceeding $100,000.There were no pension or retirement plans or other benefits,payable or accrued,for such persons during fiscal year 2003.The Company has entered into employment contracts with all executive officers providing for annual compensation of $276,000 for Mr. Smith and $241,000 for Mr.Ryan,$152,000 for Mr.Pride,and $152,000 for Mr.McCormick.Messrs.Smith,Ryan and Pride each have a three year contract which expires on January 31,2006,Mr.McCormick has a one year contract expiring January 31,2004.All contracts are automatically renewable for two,one year terms,unless in various instances 30 to120 days notice is given by either party.The above named executives participate in the Company's 401-K
Plan which commenced on January 1,1995.The Company has made a contribution to this plan totaling $88,901,during the plan year ended December 31,2002.

     These employment contracts are similar in nature and include disability benefits,vacation time,non-compete and confidentiality clauses.There are no provisions for retirement.Messrs.Smith,Ryan,Pride and McCormick 's contracts have an additional provision for annual bonus based on the Company's performance and based upon earnings per share formulas determined by the Stock Option and Compensation Committee of the Board of Directors of the Company. Accordingly,the annual bonus accrued at January 31,2003 (for payment in May 2003)were Messrs.Smith $132,500, Ryan $27,300,Pride $16,800 and McCormick $21,000.All contracts provide for lump sum payments of contracted salaries pursuant to various formulas should there be a change in control of the Company.Messrs.Smith and Ryan have minimum bonus provisions contained in their contracts of $25,000 and $20,000,respectively.

                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION
                           -------------------------

Policies: :The compensation policy of the Company is to provide its executive officers and management with a level of pay and benefits that will assure the Company's competitiveness and continued growth,and allow the Company to retain key executives critical to this long-term success and attract and retain qualified personnel.The Company competes for talented executives in a market segment where successful entrepreneurial executives are highly compensated.It also competes for executives with a background in manufacturing and selling protective safety garments.As a result,to obtain and retain highly qualified and motivated executives,the Compensation Committee has deemed it desirable to structure employment arrangements which compensate highly for high profitability and performance and to enter into written employment agreements with its senior executive officers.

     The Compensation Committee's responsibilities include overseeing the Company's compensation policies, supervising compensation for management and employee benefits and administering the Company's stock option and other employee benefit plans.

     The Compensation Committee also develops and negotiates employment agreements with key executive officers.These employment agreements include base salaries and incentive compensation arrangements designed to reward management for achieving certain production or performance levels.The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which the Company enters into with executive officers and key individuals,other than those senior executives who have written employment agreements. See "Compensation of Executive Officers".

     In order to determine appropriate levels of executive compensation,the Compensation Committee reviews various factors,including individual performance,and evaluates the progress of the Company towards attaining its long-term profit and return on equity goals.Compensation packages for senior executive officers have been structured to attempt to compensate them to a substantial extent based on both the profitability of the Company as a whole.

Particulars:  Messrs.Eric O.Hallman,John  J.Collins,Jr.and Walter J.Raleigh were
------------
members of the Company's Stock Option and Compensation Committee when it ratified all four employment contracts in November 2002.Mr. Walter J.Raleigh joined the Board of Directors on April 18,1991,as a third outside director and with Messrs. Hallman and Collins,these three outside directors presently make up the Stock Option and Compensation Committee.

     Messrs.Smith,Ryan,Pride and McCormick were awarded base compensations of $276,000,$241,000, $152,000 and $152,000,for fiscal 2004,respectively.In addition,the Committee reviewed what was normally paid the President and Chairman in Mr.Smith's case and Executive Vice President,Secretary and General Counsel in Mr. Ryan's case,the Chief Manufacturing Executive in Mr.Pride's case and VP and Treasurer in Mr.McCormick 's case, in public companies of Lakeland's size and concluded that the compensation package represented close to the median of what other officers were being compensated in like public companies of comparable size after reviewing 2002 Officer Compensation Report,A Panel Publication,Aspen Publishers Inc.

     These contracts also provide for bonuses in addition to salary based upon the Company's increase in earnings. (See Directors and Principal Stockholders.)The Stock Option and Compensation Committee believes that the contracts covering Messrs.Smith,Pride and Ryan are appropriately tied to their respective levels of expertise,were constructed at or below industry norms,and any increases in compensation were and will be tied to increases in the Company's earnings.The Stock Option and Compensation Committee also took into consideration that since the inception of the Company 20 years ago there have been no executive pension plans,deferred compensation plans,or other compensation or benefit plans for executives of the Company other than the Company 's Stock Option Plan and the 401-K/ESOP Plan,the latter of which went into effect January 1,1995.

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934,except to the extent that the Company specifically incorporates this information by reference,and shall not otherwise be deemed filed under such Acts.

Performance Graph

     The Corporate Performance Graph,appearing on the following page,obtained from Media General Financial Services of Virginia,compares the five year cumulative total return of the Company's common stock with that of a broad equity market index,including dividend reinvestment,and with that of a peer group:

     Option/SAR Grants in Last Fiscal Year - No stock options were granted to any employee in fiscal 2003 and no SAR grants have been made since inception of the Stock Option Plan.See "Directors'Compensation".

                                   Graph info
                                [GRAPH OMITTED]

Stock Option Plan

     Messrs.Smith,Ryan,Pride   and  McCormick   participate   in  the  Company's
Incentive Stock Option Plan (common stock).The outstanding incentive stock options as of January 31,2003 are as follows:

                  No. of                      Date(s)                    Grant
Name of           Shares        Option          of         Expiration    Date
Executive        Granted         Price        Grant          Date(s)     Value
---------        -------         -----        -----          -------     -----
Mr.Ryan          4,455*        $2.04545*    1/1/94           1/1/04     $9,113

     There are currently 250,000 option shares available for future grant under this plan.During the year ended January 31,2003,no stock options were granted and the following stock options were exercised:

                    No.of                         Date
   Name of          Shares            Exercise     of         Per Share Exercise
   Executive        Exercised           Price    Exercise         Date Value

  Mr.McCormick:      2,750*           $3.1818*   12/18/02           $6.78
                     4,850            $2.25        5/3/02           $7.836
                     2,500            $3.50        5/3/02           $7.836

     *Share amounts,option price,and exercise price have been adjusted for the 1 for 10 stock distribution to shareholders of record on July 31,2002.

DIRECTORS' COMPENSATION

     Members of the Board of Directors,in their capacity as directors,are reimbursed for all travel expenses to and from meetings of the Board.Outside Directors received $2,500 quarterly for meeting as compensation for serving on the Board and its committees.There are no charitable award or director legacy programs.Messrs.Collins,Hallman and Raleigh participate in the Company's Non-Employee Directors'Option Plan as follows:

                  # of              Option   Date of       Expiration
Director         Shares*            Price*    Grant          Date
Mr.Collins       1,100             $4.6509   6/18/97       6/18/2003

                 1,100              5.39818  6/21/00       6/21/2006

Mr.Hallman       1,100              4.65909  6/18/97       6/18/2003

                 1,100              5.39818  6/21/00       6/21/2006

Mr.Raleigh       3,300              2.9545   4/18/97       4/18/2003

                 1,100              9.7727   6/17/98       6/17/2004

                 1,100              6.0818   6/20/01       6/20/2007


     *Share amount and option price have been adjusted for this 1 for 10 stock distribution to shareholders of record on July 31,2002

     There are currently 36,000 option shares available for future grant under this plan.During the year ended January 31,2003,no stock options were granted or exercised.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

     POMS Holding Co.("POMS",a partnership consisting of Raymond J.Smith,Eric O.Hallman,John J.Collins, Jr.,Joseph P.Gordon,Harvey Pride,Jr.and certain other stockholders of the Company)was formed in 1984 to lease both land and buildings to the Company because bank financing was unavailable.POMS presently leases to the Company a 91,788 square foot disposable garment manufacturing facility in Decatur,Alabama.Under a lease effective September 1,1999 and expiring on August 31,2004,the Company pays an annual rent of $364,900 and is the sole occupant of the facility.

     On June 1,1999,the Company entered into a five year lease agreement with River Group Holding Co.,L.L.P. for a 49,500 sq.ft.warehouse facility located next to the existing facility in Decatur,Alabama.River Group Holding Co.,L.L.P.is a limited liability partnership made up of the Directors and certain officers of the Company.The annual rent for this facility is $199,100 and the Company is the sole occupant of the facility.

     On March 1,1999,the Company entered into a one year (renewable for four additional one year terms)lease agreement with Harvey Pride,Jr.,an officer of the Company,for 2400 sq.ft.customer service office for $18,000 annually.This is located next to the existing Decatur,Alabama facility mentioned above. The Company believes that all rents paid to POMS,River Group Holding Co.,L.L.P.and Harvey Pride,Jr.by the Company,are comparable to what would be charged by an unrelated third party.The net rent paid to POMS,River Group Holding Co.,L.L.P.by the Company for the year ended January 31,2003,amounted to $564,000 and the total rent paid to Harvey Pride,Jr.by the Company for use of the customer service office,for the year ended January 31, 2003,amounted to $18,000.

     An Qiu Holdings Co.,L.L.C.(Hereinafter referred to as "An Qiu")a limited liability company consisting of the Company,all the Company 's Directors and one officer,financed in 1997 the construction of a 46,000 square foot building and the leasing of the real property underlying the building for 50 years.The real estate construction and land lease purchases in China were structured this way because no US bank was willing to make construction loans in China,nor hold a mortgage on Chinese based real estate assets.In consideration of this financing Weifang Lakeland Safety Products Co.,Ltd.(hereinafter referred to as OWeifang
O)owns and utilizes the facility and was contractually obligated to pay the related Director/Officer An Qiu Partners,56.9%of any proceeds received upon the sale of the property,and annual payments of $27,881 were estimated to begin in October 2002,when all bank debt on the building was repaid.The Company was entitled to receive 31.36%of any such sale proceeds and annual payments of $15,369.

     In July 2002,it was decided by An Qui and its affiliate Weifang that An Qui would sell its contractual sale rights and future rent rights to Weifang.The Weifang real estate was appraised by an independent appraiser for $448,000. $12,175 was deducted from the appraised amount to compensate Weifang for transactional costs and $10,000 was deducted as an appraisal buffer.Of the final sale price $406,185 An Qui received in December 2002 and January 2003,$263,980 of the agreed purchase price with the remaining $94,500 to be paid in 2003.$47,705 of the purchase price was paid to two Chinese citizens who contributed capital to the project in 1998 and 2002.

     Beginning in 2001 An Qui again financed a new building project as no US bank would make construction loans or accept mortgages on Chinese real estate,and no Chinese bank would make construction loans.This construction loan was set up in 2 separate transactions with An Qui and a foreign investor jointly contributing $168,100 in unsecured loans bearing simple interest at 9%during the riskiest initial phase of the project,and loans from an affili- ated company Weifang MeiYang Protective Products Co.,Ltd.in the amount of $975,411 as of January 31,2003.A Project closing is scheduled on or about May 2003,when the Company will seek to refinance the finished Project with local Chinese Banks or affiliate loans.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a)of the Securities Exchange Act of 1934,as amended (the "Exchange Act"),requires the Company 's directors,officers and beneficial owners of more than 10%of the Common Stock to file with the SEC initial reports of ownership of the Company 's equity securities and to file subsequent reports when there are changes in such ownership.Officers,directors and beneficial owners of more than 10%of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a)reports they file.

                                 OTHER MATTERS
                                 -------------

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting.As to other matters,if any,that properly may come before the Annual Meeting,the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
                 ---------------------------------------------

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders must be received by the Company not later than January 31,2004.The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year and must continue to own such securities through the date on which the meeting is held,and the securities so held must have a market value of at least $1,000.Any such proposal will be included in the Proxy Statement for such Annual Meeting if the rules of the Securities and Exchange Commission are complied with as to the timing and form of such proposal,and the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Commission.

                                          By the Order of the Board of Directors

                                          Christopher J.Ryan,
                                          Secretary
May 9,2003

Appendix A
----------

                           LAKELAND INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER
Membership

     The audit committee will be composed of not less than three members of the board.They will be selected by the board,taking into account prior experience in matters to be considered by the committee,probable availability at times required for consideration of these matters,and their individual independence and objectivity.

     The committee membership will meet the requirements of the audit committee policy of the NASDAQ Independent Director and Audit Committee Requirements.Accordingly,all of the members will be directors indepen- dent of management and free from any relationship that,in the opinion of the board of directors,would interfere with the exercise of independent judgment as a committee member.

     No officers or employees of the company or its subsidiaries will serve on the committee.A former officer of the company or any of its subsidiaries may serve on the committee (even though the former officer may be receiving pension or deferred compensation payments from the company)if,in the opinion of the board of directors,the former officer will exercise independent judgment and will materially assist the committee 's function.However,a majority of the committee will be directors who were not formerly officers of the company or any of its subsidiaries.

     In considering relationships that might affect independence,including possible affiliate status,the board of directors will give appropriate consideration to guidelines issued by the NASDAQ as supplementary material to its audit committee policy,which were provided to assist boards of directors in observing the spirit of the policy.

Actions of the Committee

     The activities of the committee may result in the following types of actions.

a. Those in which the committee will inform the board that action has been taken in the board 's interest and does not require prior board approval.

     1. Review and approve the scope of the annual audit for the company and its subsidiaries recommended jointly by the independent CPAs and the president.

     2. Review and approve the scope of the company 's annual profit and pension trusts audits.

     3. When requested by the chairman of the board during an annual shareholders 'meeting,the committee chairman will answer questions raised by a shareholder on matters relating to the committee 's activities.

     4. Request the president to have the internal audit staff study a particular area of interest or concern.

b Those which the committee will review and study and then recommend action by the board.

     1.   Appoint independent public accountants.

     2.   Review major accounting policy changes before implementation.

     3. Review SEC registration statements before signature by other board members.

     4. Review annual audit reports and the content of proposed published reports.

c. Those which the committee will review and study and provide summary information reports to the board when appropriate.

     1. Review trends in accounting policy changes proposed or adopted by organizations such as the Financial Accounting Standards Board,the Securities and Exchange Commission (SEC),and the American Institute of Certified Public Accountants or by comparable bodies outside the United States.

     2. Interview independent CPAs for review and analysis of strengths and weaknesses of the company 's financial staff,systems,adequacy of controls,and other factors which might be pertinent to the integrity of published financial reports.

     3. Participate in financial review preceding publication of quarterly reports.

     4.   Review administration of the company 's "conflict of interest" policy.

     5. Review the performance of management and operating personnel under the company 's code of ethics.

     6. Review insurance programs from the standpoint of gaps and exposure as well as fraud.

     7. Review reports on the company or its subsidiaries by agencies of governments in countries where the company or its subsidiaries operate.

     8. Review periodic SEC filings by the company and assure that adequate programs and procedures exist to comply with SEC regulations and regulations of securities exchanges (such as the NASDAQ).

                                      A-2


Appendix B
----------
                           LAKELAND INDUSTRIES, INC.
                                 CODE OF ETHICS
Introduction

     For the past several years,the activities of business organizations,both large and small,have been the subject of increased scrutiny and criticism by the public,the government,and the news media.

     This is particularly true of multinational corporations,which have been the object of worldwide demands for public statements of their corporate codes of ethics.

     For that reason,it is appropriate for Lakeland Industries,Inc.to restate it position on ethical conduct,based on the original precepts of the business and on policies formulated as the corporation has grown.

     As a good corporate citizen,Lakeland Industries,Inc.has always endeavored to conduct its business in a manner conforming to the highest ethical
standards.The  company 's reputation  for  unquestionable  integrity is its most
valuable       asset       in       its       relationships       with       its
customers,employees,shareholders,and the communities in which its plants are located.

     The following statement of business principles has been prepared to guide the future conduct of company activi- ties in an ethical and legal manner.It is not intended to supply answers for every business activity;rather,it is an effort to reiterate the continuing policies of the corporation on ethical business behavior,which must be observed by allLakeland Industries,Inc.employees and representatives throughout the world.It is essential that all employees and representatives conform to these principles as they perform their activities on behalf of Lakeland Industries,Inc.

Lakeland and its employees

     Employees are the corporation 's greatest asset,and it is a Lakeland Industries,Inc.policy to treat them fairly in all matters and to pay them competitively.

     Lakeland and its domestic subsidiaries are engaged in a program of full compliance with all federal and state laws applicable to hiring and promoting people on the basis of demonstrated ability,experience,and training without regard to race,religion,sex age,national origin,or other factors requiring affirmative action.The corporation requires continuous management attention at all corporate levels to assure compliance with the spirit and letter of this policy.

     With this in mind,it is the intent of Lakeland to:

     Choose its employees on the basis of their ability to perform the work for which they are hired without regard to race,religion,sex,age,national origin,or other factors requiring affirmative action.

     Offer employees a safe,healthy,and clean work environment.

     Offer work that challenges the employees and gives them a feeling of satisfaction.

     Pay employees fairly in relation to their contributions to the company 's efforts,within the boundaries of current standards.

Lakeland and the Community

     The corporation shall conduct its business in a manner that is socially responsible.In addition to manufacturing and selling products,it shall protect the quality of the environment and endeavor to conserve energy and other valuable resources.

     Each of the corporation 's facilities is expected to make every effort to be an integral part of the community in which it operates,and to participate in its activities as a concerned and responsible citizen.Like individual citizens, it benefits from such activities as health,welfare,character building,education,and culture.And like individuals,it has the responsibility to support and develop these social and civic activities.

     The company recognizes that employee participation in cultural,social or volunteer organizations can be public service of a higher order,and all Lakeland employees are encouraged to participate in public activities of their individual choice.

Lakeland and its Customers

     The corporation shall endeavor to supply its customers with quality products,delivered on schedule and sold at a fair price.Lakeland products will be manufactured to the company 's high quality standards and will offer customers all the technical skills of its employees and the expertise of Lakeland technology and know-how.

Lakeland and the Law

     It is the policy of Lakeland to comply fully with all valid laws and regulations that govern its operations in the various communities,states and countries in which it operates and to conduct its affairs in keeping with the highest moral,legal and ethical standards.

     There is an obligation,both corporate and individual,to fulfill the intent of the above statement.It is not expected that every employee will have full knowledge of the laws affecting his or her responsibilities.The company does, however,expect that employees with significant responsibilities will have a general knowledge of prohibited activi- ties involved in their work and will seek guidance on any matter on which there is a question,either directly from the corporation 's legal department or through their supervisors.

     Honesty is not subject to equivocation at any time in any culture,and even where the law may be permissive, your corporation chooses to follow the course of highest integrity.The reputation of the company for scrupulous dealing is a priceless asset,just as it is for individuals.The intent of these principles is to maintain and develop the corporation 's reputation in the future as it has in the past.

Lakeland and Business Ethics

     The law is a base for ethical business conduct which should normally be at a level well above the minimum required by law.In its relationships with customers,the corporation will offer the same advantages to all and will be fair in all its endeavors.Gifts or bribes for the purpose of influencing the buying decisions of employees of customers or potential customers or persons in a position to influence a buying decision are clearly improper and prohibited.

     In  dealing  with   suppliers,an   employee  shall  not   solicit,accept,or
countenance payments or substantial gifts, regardless of motive,from either a vendor or a potential vendor.

     In its relationships with its competitors,the corporation and its employees will fully understand and strictly adhere to the requirements of the antitrust laws.These laws,which,in the United States,include the Sherman Act, Clayton Act,Robinson-Patman Act,and Federal Trade Commission Act,seek to advance and maintain the free enterprise system and take precedence over any business objective of the corporation,notwithstanding any resulting increases in sales or profits.

     Such acts as price-fixing,restrictive agreements,boycotts,tie-in arrangements exclusive of reciprocal dealings, monopolizing,price inducements,and discriminatory allowances are or may be illegal.All employees shall scrupu- lously avoid violations of the antitrust laws.The corporation will not condone any actions which an employee knew or should have known would violate the antitrust laws or any other valid law or regulation.

     The corporation and its units shall make no financial contributions to a political party or to a candidate running for any elective office.This policy applies to all political parties or candidates worldwide,even when permitted by local law.Payments,regardless of amount,to any government employee,or gifts or services of substantial value or lavish entertainment,regardless of motive,are prohibited.

     Relationships with public employees shall be so conducted that neither the officials nor the company 's integrity would be compromised if the full details of the relationship became a matter of public knowledge.

Lakeland and Conflicts of Interest

     It has always been,and continues to be,the corporation 's intent that its employees maintain the highest standards of loyalty in their conduct of company affairs.In essence,company employees shall deal with suppliers,customers, and other persons doing business or seeking to do business with the corporation in a manner that eliminates consid- erations of personal advantage.

     Because they hold positions of trust in the corporation,a director,an officer,or any employees may not make a profit from the corporation because of their official position.They are also clearly prohibited from engaging in a competing business.

     In addition to the legal responsibility of the directors and officers,it is the duty of all employees to act in the best interests of the corporation and to avoid situations which might produce a conflict between their own interests and those of the corporation.Employees shall have no financial interest in any firm doing business with or seeking to do business with the corporation,nor shall they accept employment outside the company which may result in a conflict of interest,unless same is fully disclosed and approved by a disinterested group of officers and/or directors.

PLEASE MARK VOTES
AS IN THIS EXAMPLE
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS.
X With- For All
For hold Except
Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
LAKELAND INDUSTRIES, INC.
REVOCABLE PROXY
LAKELAND INDUSTRIES, INC.
711-2 Koehler Avenue, Ronkonkoma, New York 11779-7410 o

o
Date
Stockholder sign above Co-holder (if any) sign above
Please be sure to sign and date
this Proxy in the box below.
The undersigned hereby appoints Raymond J. Smith and Christopher J. Ryan as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all the shares of common stock of Lakeland Industries, Inc., held of record by the undersigned on April 25, 2003 at the annual meeting of stockholders to be held on June 18, 2003 or any adjournment there of.
1. Election of Directors
Eric O. Hallman John J. Collins, Jr. Michael E. Cirenza
2. Ratify appointment of Auditors
PricewaterhouseCoopers LLP fiscal
years 2003 and 2004.
3. Other Business
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR PROPOSALS 1 AND 2.
Please sign exactly as your name appears on this card. When
shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION
WITH
THE PROXY IN THE ENVELOPE PROVIDED.
____________________________________________________
____________________________________________________
____________________________________________________
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
For Against Abstain